Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is made as of the 22nd day of February, 2008 (the “Effective Date”) between Communicate.com, Inc., a corporation registered under the laws of the State of Nevada and located at 375 Water Street, Vancouver, BC V6B 5C6, and any of its subsidiaries (“Communicate”), and Wanderspot LLC, a limited liability company registered under the laws of Washington State and located at #451- 117 E. Louisa Street, Seattle, WA 98102 (“Independent Contractor”).

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1.

Term / Services

Communicate hereby retains the services of the Independent Contractor in accordance with Schedule “A”, a copy of which is attached hereto and forms an integral part of this Agreement, during the period commencing February 22nd, 2008 and ending February 21st, 2011, unless terminated prior thereto (the “Consultative Period”).

Furthermore, unless otherwise agreed, upon expiry of the Consultative Period, this Agreement shall be automatically terminated in accordance with the terms and conditions of this Agreement and without further obligation on the part of Communicate to the Independent Contractor, except that Communicate’s obligation to pay Independent Contractor for (i) any Base Fees earned prior to the expiration date and (ii) of the Commission Payments for any net revenues accrued by Communicate prior to the expiration date, shall continue after the expiration date until such payment obligations, if any, are fulfilled.  Further, Communicate’s obligations under the Communicate Equity Incentive Plan (the “Plan”) as to the Stock Options granted under this Agreement shall continue in accordance with the Plan’s terms and the terms set forth in this Agreement.

2.

Duties and Responsibilities

During the Consultative Period, the Independent Contractor shall perform the Services, more particularly described in the attached Schedule “A”.

The Independent Contractor acknowledges and agrees that he/she/it will be required to provide its Services on a basis, which is reasonably necessary to complete the Services within the allocated time, and that the flexibility in timing and number of hours worked by the Independent Contractor will be necessary.

The Independent Contractor acknowledges and agrees to provide its Services in a professional and timely fashion, and to the best of its ability.  To the extent Communicate retains an additional contractor to provide or assist with the Services, Independent Contractor agrees to cooperate and assist with such additional service provider.

3.

Independent Contractor

It is understood and agreed that the Independent Contractor, including any of its employees and/or agents, shall act as an independent contractor during the Consultative Period and not as an employee of Communicate.  Nothing contained herein shall be construed to create or establish the relationship of employer and employee, joint venturer, or partner between the Communicate and Independent Contractor. Both parties acknowledge that Independent Contractor is not an employee of Communicate for any and all tax purposes.

4.

Compensation / Expenses; Options

Communicate shall pay the Independent Contractor, and the Independent Contractor shall accept from Communicate, for the Independent Contractor’s Services during the Consultative Period a consideration, more particularly described in Schedule “A”.  Independent Contractor may, at Independent Contractor’s own expense, use employees or other subcontractors to perform the Services under this Agreement; provided such subcontractors and employees shall at all times be under the supervision and control of Independent Contractor and Independent Contractor shall be wholly responsible for the acts and work product of such persons. The Stock Options to be awarded as part of the compensation payable hereunder by Communicate shall be awarded in equal thirds directly to the principals of Independent Contractor in consideration of their services hereunder, to: Mr. Ethan Lowry, Mr. Adam Doppelt and Mr. Patrick O'Donnell (the “Optionees”). Such Stock Options shall be subject to the terms set forth on Schedule A hereto.  The Optionees acknowledge they will be performing services hereunder and agree to the terms and conditions of the Stock Option grants.

In order for Communicate to issue payment of the Base Fees as set forth in Schedule A, the Independent Contractor will invoice Communicate in advance on a monthly basis.  The invoice will outline or itemize all the Services to be provided by the Independent Contractor during the relevant period.  Payment terms for invoices will be net 30 days.

Subject to Independent Contractor obtaining Communicate’s pre-approval, Communicate will reimburse Independent Contractor for certain project-specific costs including:

•

Software (e.g. travel-related technology)

•

Hardware (e.g. outsourced hosting)

•

Additional people (e.g. business development, customer support)

•

Content development (e.g. photos and articles for destination guides)

When claiming reimbursement of business expenses (excluding those related to employees or other subcontractors retained by Independent Contractor to perform services under this Agreement), the Independent Contractor must provide the applicable supporting documentation (i.e. receipts).

Independent Contractor will invoice Communicate for any such expenses. Payment terms for invoices will be net 30 days.

In addition, Communicate will pay Independent Contractor the Commission Payments as set forth in Schedule A.

Except as noted above, Independent Contractor shall be responsible for all costs and expenses incident to the performance of services for Communicate, including, but not limited to, all costs of travel, entertainment and materials provided by Independent Contractor and all other of Independent Contractor’s costs of doing business and expenses incurred by Independent Contractor in performing services for Communicate.

5.

Benefits / Sole Entitlement

The Independent Contractor is responsible for all applicable taxes, deductions and remittances, required by an independent contractor by law.  In particular, Communicate  will not (a) withhold FICA (Social Security) from Independent Contractor’s payments, (b) make state or federal unemployment insurance contributions on behalf of Independent Contractor (or any employees or subcontractors retained by Independent Contractor), (c) withhold state or federal income tax from payment to Independent Contractor (or any employees or subcontractors retained by Independent Contractor), (d) make disability insurance contributions on behalf of Independent Contractor (or any employees or subcontractors retained by Independent Contractor), or (e) obtain workers’ compensation insurance on behalf of Independent Contractor (or any employees or subcontractors retained by Independent Contractor).

Except as expressly set forth herein, the Independent Contractor is entitled to no other benefits, prerequisites or other entitlements for Services rendered hereunder.  The satisfaction of the terms hereof by Communicate constitutes full satisfaction of any and all other claims for entitlement, which the Independent Contractor has against Communicate or may have upon the termination of this Agreement.  Compliance by Communicate with the terms hereof will affect a full and complete release of Communicate and its respective affiliates, associates, officers and shareholders from any and all claims which the Independent Contractor may have for whatever reason or cause in respect of the Independent Contractor’s retention by Communicate and the termination of this Agreement and the engagement of the Independent Contractor, other than the obligations specifically set out in this Agreement.

6.

Termination

If either party to this Agreement (including any of its employees or subcontractors ) breaches any of the terms or conditions of this Agreement, the other party may terminate this Agreement immediately, without further liability or obligation, upon written notice to the breaching party.

Otherwise, this Agreement may be terminated by either party at any time and for any reasons by providing thirty (30) days written notice to the other party.

7.

Non-Solicitation

Unless through referral by Communicate, the Independent Contractor agrees that during the Consultative Period of this Agreement, and for a period of one (1) year following its termination, the Independent Contractor shall not, either directly or indirectly, individually or as partner, agent, shareholder, employee or otherwise solicit, take-away or hire any employee of Communicate for involvement in any capacity.

The Independent Contractor acknowledges and agrees that the above restrictions are reasonable and necessary for the protection of the business of Communicate and that Communicate would not have entered into this Agreement without such restrictions being agreed to.

The Independent Contractor acknowledges that: (i) the covenants and the restrictions embodied herein are necessary, fundamental, and required for the protection of Communicate’s business; (ii) the covenants or restrictions embodied herein relate to matters which are of a special, unique and extraordinary value; and (iii) a material breach of any of the covenants or restrictions embodied herein may result in irreparable harm and damages which cannot be adequately compensated by a monetary award.

8.

Company Property & Access Thereto

Upon termination or expiration of this Agreement, the Independent Contractor agrees to return all materials belonging to Communicate, including, but not limited to computer equipment, software, documents, creative ideas, drawings, models, samples, paper, notes, books and all other materials belonging to Communicate or relating to its business.  Regardless of any disputes between Communicate and Independent Contractor, Independent Contractor acknowledges and agrees Communicate may, at any time, demand immediate access and control of all Web Sites and Communicate domains and the return of any Content as defined in Section 9 below, and Independent Contractor shall be required to immediately comply with such demand and relinquish access and control of all websites and domains and Content to Communicate, provided however that the foregoing requirement shall not apply to Contractor Code as that term is defined in Section 9(b).

9.

Ownership Of Content

a.

Ownership.  Except as expressly provided at Section 9(b), all Web Site content created by Independent Contractor for Communicate in its performance of the Services, including, but not limited to, trade or service marks, logo, graphic designs, artwork, multimedia files, text, images, source code, user-submissions, user and member data and information, domain names, domain registrations (collectively referred to hereafter as the “Content”), shall be works made for hire and/or the property of Communicate.  For the avoidance of doubt, “Content” does not include “Contractor Code” as that term is defined in the following paragraph.

Communicate shall own all right, title and interest (including copyright, trademark, patent and other proprietary or intellectual property rights) in the Content and all legally protectable elements, contributions, collective works thereof or derivative works thereto.  To the extent that ownership of any Content does not automatically vest in Communicate by virtue of this Agreement or otherwise, Independent Contractor irrevocably transfers and assigns to Communicate all right, title and interest in the Content and protectable elements or derivative works thereof.  Independent Contractor agrees to promptly disclose to Communicate any and all works of authorship created during and in connection with the Services, including, but not limited to, logo, graphic designs, artwork, multimedia files, text, images, source code, which result from any Services performed under this Agreement.

b.

Independent Contractor’s Software.  To the extent certain proprietary software code to be provided to Communicate’s websites is pre-existing and/or is duly-copyrighted by Independent Contractor, including but not limited to “dashboards,” search engine optimization tools, the “Indexer” and other proprietary web development tools, including any improvements or additions thereto or any derivative works thereof (collectively, “Contractor Code”), Communicate acknowledges and agrees that such Contractor Code shall remain the property of Independent Contractor and is not subject to the requirements outlined in the other provisions of Section 9.  Subject to the terms of this Agreement, Independent Contractor grants a limited, personal, non-exclusive, non-transferable, non-assignable license to Communicate for use of such software on the Web Sites during or after the term of the Agreement. Communicate shall not be charged any additional license fees for the use of the software code on the Web Sites beyond those fees already outlined in this Agreement.

c.

IP Registration.    Independent Contractor agrees to cooperate with Communicate and to execute such documents as Communicate may reasonably request to obtain, perfect, or maintaining copyright and trademark registration for the Content and to defend or enforce the rights conveyed to Communicate hereunder.  In the event that Communicate is unable for any reasons whatsoever to secure Independent Contractor’s signature to any such document, Independent Contractor hereby designates and appoints Communicate, and its duly authorized officers and agents as Independent Contractor’s agents and attorneys-in-fact with full power of substitution to act for and in Independent Contractor’s behalf and instead of Independent Contractor, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Independent Contractor.  Independent Contractor hereby declares that the foregoing power is coupled with an interest, and as such is irrevocable.

d.

Limitations.  Independent Contractor shall not incorporate into any Web Site or Content any material, text, graphic, sound or animation in any form that, without limitation, may be obscene, defamatory, harassing, grossly offensive, malicious, or that, to Independent Contractor’s knowledge, infringes or misappropriates the copyright, trademark, proprietary or other intellectual property right of any person.

e.

Third Party Services.  Independent Contractor may retain third parties to furnish services in connection with the Services, if necessary, only as to Independent Contractor incident to the performance of the Services; provided, however, that all third parties who perform work in furtherance of the creation of Content shall execute appropriate documents acknowledging their work for hire status and assigning to Communicate all rights with respect to the Content.  At the Communicate’s request, Independent Contractor shall provide Communicate with copies of any such agreements.

f.

Member/User Data.  Independent Contractor acknowledges and agrees that any data, information, multimedia files and other submissions about and by users, subscribers and members of Communicate’s websites are the sole and exclusive property of Communicate.  Independent Contractor acknowledges and agrees that it is prohibited attempt to contact, market, up-sell or otherwise promote its services or those provided by any of its affiliates or agents, to any users, subscribers and members of Communicate’s websites.   Any collection and use of such user data by either party shall be subject to a privacy policy that comports with US and EU requirements and that has been agreed upon by both parties.

10.

Confidentiality

a.

Independent Contractor.  The Independent Contractor acknowledges and agrees that it may acquire confidential and proprietary information regarding the nature and character of Communicate’s business (“Communicate Confidential Information”), including, but not limited to, the following:

Communicate’s business and financial plans, information pertaining to the Services, ideas, plans, intentions, confidential customer and supplier information, client lists and contacts, prospects lists and contacts, initiatives, projects, creative ideas and strategic alliances undertaken or to be undertaken by Communicate, technical data and know-how relating to both existing and proposed Services, hardware configuration information, proprietary software concepts and implementation, user interface, software ideas developed during the term of this Agreement, products, processes, methods, equipment, marketing, financial or other business practices of Communicate and, without limitation, all of Communicate’s trade secrets.

For purposes of this definition, confidential information shall also include proprietary and confidential information of Communicate’s strategic partners including, but not limited to, any and all organizations that have worked and/or may be working on projects with Communicate, provided Communicate has informed Independent Contractor that a particular third party is a Communicate strategic partner under this section.

Communicate Confidential Information shall not include any information or data that: (i) is or becomes generally available to the public other than as a result of a disclosure by Independent Contractor; or (ii) becomes available to Independent Contractor on a non-confidential basis from a source which is not, to the Independent Contractor’s knowledge, prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the providing party.

The Independent Contractor acknowledges and agrees that the right to maintain the confidentiality of such Communicate Confidential Information constitutes a proprietary right which Communicate is entitled to protect.  The Independent Contractor acknowledges and agrees that disclosure of any of such Communicate Confidential Information by it, either directly or indirectly, to any third party including Communicate’s existing or potential competitors, or to the general public would be highly detrimental to Communicate’s business and economic interests.  The Independent Contractor agrees that it will not disclose such Communicate Confidential Information to any third party and will use its best efforts to maintain the secrecy of all of the Communicate Confidential Information received by it.

It is further agreed that all such Communicate Confidential Information acquired or obtained by the Independent Contractor or which is in its possession at any time will not directly or indirectly be used by the Independent Contractor in any manner whatsoever, adverse in interest to Communicate.

Furthermore, the Independent Contractor agrees that it will not disclose any such Communicate Confidential Information to third parties unless the Independent Contractor obtains the written authorization of Communicate prior to making any disclosure.

Upon termination of this Agreement and request by Communicate, the Independent Contractor agrees to return to Communicate all tangible Communicate Confidential Information provided to it by Communicate, or obtained by the Independent Contractor in any other manner.

The foregoing obligations shall bind the Independent Contractor until such time as the Communicate Confidential Information (i) becomes public through no fault or act of the Independent Contractor; or (ii) is furnished by Communicate to others without restriction on disclosure; or (iii) is furnished by a third party as a matter of right and without restriction on disclosure.

b.

Communicate.  Communicate acknowledges and agrees that it may acquire confidential and proprietary information regarding the nature and character of the Independent Contractor’s business (“Independent Contractor Confidential Information”), including, but not limited to, the following:

Independent Contractor’s business and financial plans, information pertaining to the Services, ideas, plans, intentions, confidential customer and supplier information, client lists and contacts, prospects lists and contacts, initiatives, projects, creative ideas and strategic alliances undertaken or to be undertaken by Independent Contractor, technical data and know-how relating to both existing and proposed products or services, hardware configuration information, proprietary software concepts and implementation, user interface, software ideas developed during the term of this Agreement, products, processes, methods, equipment, marketing, financial or other business practices of the Independent Contractor and, without limitation, all of the Independent Contractor’s trade secrets. For purposes of this definition, confidential information shall also include proprietary and confidential information of the Independent Contractor’s strategic partners including, but not limited to, any and all organizations that have worked and/or may be working on projects with Independent Contractor, provided Independent Contractor has informed Communicate that a particular third party is an Independent Contractor strategic partner under this section.

Independent Contractor Confidential Information shall not include any information or data that: (i) is or becomes generally available to the public other than as a result of a disclosure by Communicate; or (ii) becomes available to Communicate on a non-confidential basis from a source which is not, to Communicate’s knowledge, prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the providing party.

Communicate acknowledges and agrees that the right to maintain the confidentiality of such Independent Contractor Confidential Information constitutes a proprietary right which Independent Contractor is entitled to protect.  Communicate acknowledges and agrees that disclosure of any of such Independent Contractor Confidential Information by it, either directly or indirectly, to any third party including Independent Contractor’s existing or potential competitors, or to the general public would be highly detrimental to Independent Contractor’s business and economic interests.  Communicate agrees that it will not disclose such Independent Contractor Confidential Information to any third party and will use its best efforts to maintain the secrecy of all of the Independent Contractor Confidential Information received by it.

It is further agreed that all such Independent Contractor Confidential Information acquired or obtained by Communicate or which is in its possession at any time will not directly or indirectly be used by Communicate in any manner whatsoever, adverse in interest to Independent Contractor.

Furthermore, Communicate agrees that it will not disclose any such Independent Contractor Confidential Information to third parties unless Communicate obtains the written authorization of Independent Contractor prior to making any disclosure.

Upon termination of this Agreement and request by Independent Contractor, Communicate agrees to return to Independent Contractor all tangible Independent Contractor Confidential Information provided to it by Independent Contractor, or obtained by Communicate in any other manner.

The foregoing obligations shall bind Communicate until such time as the Independent Contractor Confidential Information (i) becomes public through no fault or act of Communicate; or (ii) is furnished by Independent Contractor to others without restriction on disclosure; or (iii) is furnished by a third party as a matter of right and without restriction on disclosure.

c.

Legally Required Disclosure.  In the event that the recipient of the other party’s Confidential Information is requested pursuant to, or required by, applicable law or regulation, or by legal process (whether by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process), to disclose any of the Confidential Information supplied to it in the course of its dealings with the other party (“Legally Required Disclosure”), such recipient shall provide the other party with immediate notice of such request or requirement.  Neither party shall oppose any action by the other party to obtain a protective order or other remedy regarding the Legally Required Disclosure.  In the event such order or remedy is not obtained, any Legally Required Disclosure made by the recipient shall not be deemed to violate this Agreement, provided that the recipient complied with the notice requirements of this paragraph and consulted with the party providing such Confidential Information prior to the disclosure of such Legally Required Disclosure.

11.

Indemnification and Limitation of Liability

a.

Indemnification by Independent Contractor.  The Independent Contractor shall indemnify, hold harmless and defend Communicate and Communicate, Inc., and their respective directors, officers, employees and/or agents (collectively “Communicate”) from and against all claims, liabilities, losses, expenses, damages and/or costs (including lawyers’ fees) (collectively “Claims”) of every nature and kind whatsoever which Communicate may suffer as a result of the negligence or willful misconduct of the Independent Contractor, its employees, third party contractors and/or agents in the performance of the Services under this Agreement, and any Claims made against Communicate with respect to the Independent Contractor’s taxes, deductions and/or remittances.

b.

Indemnification by Communicate.  Communicate shall indemnify, hold harmless and defend Independent Contractor and its directors, officers, employees and/or agents (collectively “Independent Contractor”) from and against all claims, liabilities, losses, expenses, damages and/or costs (including lawyers’ fees) (collectively “Claims”) of every nature and kind whatsoever which Independent Contractor may suffer as a result of the negligence or willful misconduct of Communicate, its employees, third party contractors and/or agents in the performance of its obligations under this Agreement.

c.

Limitation of Liability.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IN NO EVENT SHALL INDEPENDENT CONTRACTOR BE LIABLE FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS.  IN ADDITION, INDEPENDENT CONTRACTOR’S LIABILITY WITH RESPECT TO ANY DAMAGES INCURRED BY COMMUNICATE SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT OF FEES PAID TO INDEPENDENT CONTRACTOR UNDER THIS AGREEMENT.

12.

Arbitration

All matters in difference between the parties in relation to this Agreement shall be referred to the arbitration of a single arbitrator, if the parties agree upon one, otherwise to three arbitrators, one to be appointed by each party and a third to be chosen by the first two named before they enter upon the business of arbitration.  The award and determination of the arbitrator or arbitrators or any two of the three arbitrators shall be binding upon the parties and their respective heirs, executors, administrators and assigns.

13.

Governing Law

This Agreement has been made in and shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein and the Independent Contractor hereby irrevocably submits to the jurisdiction of the Courts of the Province of British Columbia, located in Vancouver, British Columbia.

14.

Internal Policies and Procedures

The Independent Contractor shall comply with all of Communicate’s internal policies and procedures, as amended from time to time, provided such policies and procedures have been communicated to Independent Contractor in writing.

15.

Compliance with Law

The Independent Contractor shall comply with all applicable federal, provincial, state and local laws in performing the Services under this Agreement.

16.

Waiver, Modification or Cancellation

Any waiver, alteration or modification of any of the provision of this Agreement, or cancellation or substitution of this Agreement, shall not be valid unless in writing and signed by each of the parties hereto.

17.

Severability

Communicate and the Independent Contractor agree that any provision of this Agreement, which is deemed to be invalid or unenforceable, shall not affect the validity or enforceability of any other provision hereof.

18.

Headings

The headings in this Agreement shall not affect its interpretation.

19.

Entire Agreement

This Agreement, together with Schedule “A”, constitutes the entire agreement between the parties pertaining to the subject matter and supercedes all prior or contemporaneous agreements, understandings, correspondence, memoranda, negotiations, proposals, representations and discussions, whether oral or written.  In the event of a conflict between the terms and conditions of Schedule “A” and this Agreement, the terms and conditions of Schedule “A” shall control or prevail.

Communicate.com, Inc.:	Wanderspot LLC:

/s/ Mark Melville

______________________________________

”I have the Authority to Bind the Corporation”

Mark Melville___________________________

Name

Chief Corporate Development Officer________

Title

February 22, 2008_______________________

Date

/s/ Adam Doppelt

_____________________________________

Signature

Adam Doppelt_________________________

Name

February 22, 2008______________________

Date

/s/ Patrick O’Donnell____________________

Witness

Patrick O’Donnell _____________________

Name

February 22, 2008______________________

Date

AGREED AND ACCEPTED AS TO STOCK OPTION GRANTS:

Mr. Ethan Lowry: /s/ Ethan Lowry

Mr. Adam Doppelt: /s/ Adam Doppelt

Mr. Patrick O'Donnell: /s/ Patrick O'Donnell

SCHEDULE “A”

Name and Address of Independent Contractor:

Wanderspot LLC-- #451- 117 E. Louisa Street, Seattle, WA 98102

Description of Services:

The Independent Contractor’s Services shall include but are not limited to the following:

Wanderspot LLC will develop websites for certain Communicate domains as mutually agreed upon and documented prior to any work (the “Web Sites”).

For each domain developed the following product components will be created or customized:

•

Templating engine: common infrastructure to support multiple similar sites

•

Ops and monitoring: tools for maintenance and analysis of site performance

•

User experience: for example, for the country.coms this will include travel features including flights, hotels, rental cars, and destination guides

•

Traffic generation: grow through SEO and increased page views per visitor

•

Monetization: experiment and implement commerce referrals, affiliate programs and advertising

The cluster around travel is slated for initial release, focusing on Brazil.com, Vietnam.com, Malaysia.com, and Indonesia.com.  Work will begin with a competitive and feature analysis.  An initial release is anticipated at six weeks, followed by incremental releases.

Term of Services:

The Independent Contractor shall provide the Services commencing February 22nd, 2008 and ending February 21st, 2011 (the “Consultative Period”).

Fees for Services:

As long as the contract is in effect, the Independent Contractor shall be compensated as follows:

(a) Base Fee:

•

USD $60,000 per month

(b) Commission Payment:

•

50% of the “net revenues” (as defined below) that are generated by the Web Sites that Wanderspot has developed (initially Brazil.com, Vietnam.com, Indonesia.com and Malaysia.com and then as mutually agreed upon and documented) up to a maximum commission payment of USD $35,000 in any month during the Consultative Period.

For the purpose of determining the Commission Payments, “net revenues” shall mean, with respect to each website, revenues that accrue to Communicate after the deduction (as accrual or payment) of any third party product, fulfillment or customer acquisition costs (e.g. affiliate costs, per transaction costs, etc.) but only to the extent such revenues are actually received by Communicate.  Payment terms shall be:  net 30 days after receipt of net revenue funds by Communicate.

•

Independent Contractor shall have the right to hire an independent auditor to inspect Communicate’s records and books of account for the purpose of verifying the amount of sums due Independent Contractor hereunder.  Independent Contractor shall give Communicate no less than five (5) business days advance written notice of any audit.  Such auditor shall not disclose to Independent Contractor or any third party the contents of Communicate's books and records other than the information necessary to determine whether Communicate has paid all amounts due to Independent Contractor pursuant to this Agreement.  Solely if such audit reflects that Communicate has underpaid Independent Contractor any amounts due hereunder by five percent (5%) or more, Communicate shall bear the cost of such audit.  Otherwise, Independent Contractor shall bear the cost of such audit. Any underpaid amounts shall be immediately due and payable to Independent Contractor and shall bear interest at the rate of ten percent (10%) per annum from the date such amounts should have been paid to Independent Contractor.

(c) Options:

•

60,000 options under the terms of the Communicate Equity Incentive Plan, to be granted in equal thirds to the Optionees as set forth in Section 4 of this Agreement.

o

If the Agreement is terminated for any reason prior to February 22nd, 2009 then Communicate will pay the Optionees a cash payment (if greater than $0) in lieu of any vested Options calculated as follows:

▪

(A)(i) the difference between the stock price on the termination date of the Agreement and (ii) the stock price on the first effective date of the Agreement, multiplied by (B) a number which shall equal (i) 1,667 multiplied by (ii) the number of wholly completed calendar months that the Agreement was in effect.

Payment Schedule:

Communicate shall compensate the Independent Contractor for the Base Fee within thirty (30) days upon receipt of a complete invoice from the Independent Contractor.

Communicate will, unless otherwise expressly agreed between the parties, make the Commission Payments within 30 days after actual receipt of the net revenues by Communicate.

Fee Invoice Schedule:

Monthly

Reporting:

The Independent Contractor shall report to and be responsible to Communicate’s President and COO, Jonathan Ehrlich.